Exhibit 10.19

AVALANCHE TREASURY COMPANY LLC

March 17, 2026

L. Litman

Via email

Dear Laine,

This letter serves as an amendment to the offer letter dated October 22, 2025 (the “Offer”) by and between Avalanche Treasury Company LLC (the “Company”) and you. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Offer.

Except as expressly amended by this letter, the Offer and the Attachment thereto remain unchanged and in full force and effect.

1. Amendment to Attachment — PSU Performance-Vesting Condition

The section of the Attachment to the Offer under the heading “Vesting” and the subheading “PSUs” and the related Performance-Vesting Condition is hereby amended by replacing the existing Performance-Vesting Condition in its entirety with the following:

PSUs: The PSUs will be subject to the Time-Vesting Condition and will also be subject to performancebased vesting conditions (the “Performance-Vesting Condition”): the following number of PSUs will vest upon the public company first achieving a 45-day VWAP of its common stock equal to each of the following targets (1) 83,333 PSUs at either $15.00 or 150% of the Starting Value, (2) 83,333 PSUs at either $17.50 or 175% of the Starting Value, and (3) 83,334 PSUs at either $20.00 or 200% of the Starting Value. For example, if the public company achieves a 45-day VWAP of either $17.50 or 175% of the Starting Value, then 166,666 PSUs will performance-vest and fully vest in increments when timevesting has been satisfied. For purposes of the foregoing, “Starting Value” means the average market net asset value per share of the Company’s common stock over the five consecutive days immediately prior to and including the date of the Closing.

Any PSUs that have not satisfied all of the Performance-Vesting Conditions as of October 1, 2027 will continue to be outstanding and eligible to be earned until October 1, 2028, subject to your continued service through the date that performance is achieved for each applicable tranche and certified by the Board. Any outstanding PSUs that have not met the applicable Time-Vesting Condition and Performance-Vesting Condition as of October 1, 2028 will expire on such date.

2. Amendment to Attachment — Termination / Forfeiture

The section of the Attachment to the Offer titled “Termination / Forfeiture” is hereby amended by replacing it in its entirety with the following:

Termination / Forfeiture: Upon a termination of employment due to death or disability, that is by the Company without Cause or due to your resignation for Good Reason, (i) all unvested RSUs that would have vested during the six-month period following the effective date of your termination of employment (the “Termination Date”) will accelerate and vest on the Termination Date and (ii) all unvested PSUs will remain outstanding and eligible to vest, subject to satisfaction of the Performance-Vesting Condition, during the six-month period following the Termination Date.

3. Amendment to Offer — Definition of Good Reason

Section 6 of the Offer (Termination) is hereby amended by replacing the definition of “Good Reason” in its entirety with the following:

“Good Reason” means the occurrence of any of the following without your consent: (i) a diminution in your title or reporting relationships or material change to your responsibilities as the chief operating officer of the Company, (ii) a material reduction in your base salary, or (iii) any relocation of your primary place of employment by more than 50 miles other than required business travel in the Company’s ordinary course of business; provided that for any resignation for Good Reason to be effective, you must provide written notice to the Company of the existence of the circumstances providing grounds for Good Reason within 30 days of the initial existence of such grounds and the Company will have at least 60 days from the date on which such notice is provided to cure such circumstances. If you do not terminate employment for Good Reason within 30 days after the Company’s failure to remedy the circumstances providing grounds for Good Reason during such 60- day cure period, then you will be deemed to have waived the right to terminate for Good Reason with respect to such grounds.

By their execution below, the parties hereto acknowledge their agreement to the foregoing as of the date first set written above:

AVALANCHE TREASURY COMPANY LLC
By: Dragonfly Digital Management, LLC, its Managing Member

By:	/s/ Rob Hadick
Rob Hadick
General Partner

L. LITMAN
By:	/s/ L. Litman
L. Litman